Exhibit 4.1
SECOND SUPPLEMENTAL INDENTURE
SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”) dated as of April 17, 2012, among REXNORD CORPORATION (the “Parent Guarantor”), a Delaware corporation and an indirect parent of RBS GLOBAL, INC. (or its successor), a Delaware corporation (the “Company”), the Company, REXNORD LLC, a Delaware limited liability company (“Rexnord” and, together with the Company, the “Issuers”), the existing guarantors (the “Guarantors”) under the Indenture (as defined below), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (the “Trustee”).
W I T N E S S E T H :
WHEREAS, the Issuers and the existing Guarantors have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of April 28, 2010, providing for the issuance of the Issuers’ 8½% Senior Notes due 2018 (the “Securities”), initially in the aggregate principal amount of $1,145,000,000;
WHEREAS, the Issuers desire to consolidate at the Parent Guarantor level the reporting obligations of the Company set forth in Section 4.02 of the Indenture, and the financial information to be provided by the Parent Guarantor will be accompanied by consolidating information that, to the extent required by applicable SEC rules and regulations and Section 4.02(b)(ii) of the Indenture, will explain in reasonable detail the differences between the information relating to the Parent Guarantor and any of its Subsidiaries other than the Issuers and their Subsidiaries, on the one hand, and the information relating to the Issuers, the Guarantors and the other Subsidiaries of the Issuers on a standalone basis, on the other hand;
WHEREAS, the Parent Guarantor desires to fully and unconditionally guarantee all the Issuers’ Obligations under the Securities and the Indenture, and has agreed to execute and deliver to the Trustee this Second Supplemental Indenture pursuant to which the Parent Guarantor shall fully and unconditionally guarantee all the Issuers’ Obligations under the Securities and the Indenture pursuant to a Guarantee, in each case, on the terms and conditions set forth herein;
WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuers, the Guarantors and the Parent Guarantor desire to execute and deliver this Second Supplemental Indenture, have requested the Trustee join with them in the execution and delivery of this Second Supplemental Indenture, and in accordance with Sections 9.01, 9.06 and Section 13.04 of the Indenture, have delivered an Officers’ Certificate and an Opinion of Counsel stating that the execution of this Second Supplemental Indenture is authorized or permitted by the Indenture, that this Second Supplemental Indenture and the Guarantee of the Parent Guarantor constitutes its legal, valid, and binding obligation (subject to customary exceptions), and that all conditions precedent to its execution and delivery by the Trustee have been complied with; and

WHEREAS, all things necessary to make this Second Supplemental Indenture a valid agreement of the Issuers, the Guarantors, the Parent Guarantor and the Trustee in accordance with its terms have been done, and pursuant to Section 9.01 of the Indenture, the Parent Guarantor, the Issuers, the Guarantors and the Trustee are authorized to execute and deliver this Second Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parent Guarantor, the Guarantors the Issuers and the Trustee mutually covenant and agree for the equal and ratable benefit of each other and the holders of the Securities as follows:
1.Defined Terms. As used in this Second Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined, except that the term “Holders” in this Guarantee shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.
2.    Agreement to Guarantee. The Parent Guarantor hereby agrees, jointly and severally with all existing Guarantors, to fully and unconditionally guarantee the Issuers’ Obligations under the Securities and the Indenture on the terms and subject to the conditions set forth in Article 11 of the Indenture and to perform all of the obligations and agreements of a Guarantor under the Indenture; provided, however, that the provisions of Section 11.02 (other than subsections 11.02(b)(iii) and 11.02(b)(iv), which shall continue to apply) of the Indenture shall not apply to the Parent Guarantor.
3.    Notices. All notices or other communications to the Parent Guarantor shall be given as provided in Section 13.02 of the Indenture.
4.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.
5.    Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
6.    Trustee Makes No Representation. The Trustee shall not be responsible in any manner whatsoever for and makes no representation as to the validity or sufficiency of this Second Supplemental Indenture or the recitals contained herein, all of which are made solely by the Issuers, the Guarantors and the Parent Guarantor. All of the provisions contained in the Indenture in respect of the rights, duties, liabilities or immunities of the Trustee shall be applicable in respect of this Second Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.
7.    Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
8.    Effect of Headings. The Section headings herein are for convenience of reference only and shall not effect the construction thereof.
[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

REXNORD CORPORATION

BY:	/S/ Patricia M. Whaley
Name: Patricia M. Whaley
Title: Vice President, General Counsel & Secretary

RBS GLOBAL, INC.

BY:	/S/ Patricia M. Whaley
Name: Patricia M. Whaley
Title: Vice President, General Counsel & Secretary

REXNORD LLC

BY:	/S/ Patricia M. Whaley
Name: Patricia M. Whaley
Title: Vice President, General Counsel & Secretary

THE FALK SERVICE CORPORATION
PRAGER INCORPORATED
PT COMPONENTS, INC.
RBS ACQUISITION CORPORATION
RBS CHINA HOLDINGS, L.L.C.
REXNORD INDUSTRIES, LLC
REXNORD INTERNATIONAL INC.
REXNORD-ZURN HOLDINGS, INC.
OEI, INC.
OEP, INC.
KRIKLES, INC.
ZURCO, INC.
ZURN INTERNATIONAL, INC.
ZURN PEX, INC.
ENVIRONMENTAL ENERGY COMPANY
HL CAPITALCORP.
SANITARY-DASH MANUFACTURING CO., INC.
ZURN INDUSTRIES, LLC
GA INDUSTRIES HOLDINGS, LLC
GA INDUSTRIES, LLC
RODNEY HUNT COMPANY, INC.
AMERICAN AUTOGARD LLC

BY:	/S/ Patricia M. Whaley
Name: Patricia M. Whaley
Title: Vice President, General Counsel & Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE

BY:	/S/ Gregory S. Clarke
Name: Gregory S. Clarke
Title: Vice President